AMENDMENT TO MARKETING SERVICES AGREEMENT

THIS AMENDMENT TO MARKETING SERVICES AGREEMENT (this “Amendment”) is made and entered into as of this __ day of ______, 20__ by and between MacKenzie Realty Capital, Inc. (the “Company”) and Arete Wealth Management, LLC (“Arete”).
RECITALS
WHEREAS, the Company and Arete have entered into that certain Marketing Services Agreement, dated November 2, 2021 (the “Agreement”) pursuant to which Arete provides marketing and placement agent services to the Company relating to the offering of 3,000,000 shares of preferred stock of the Company offered (the “Original Offering”) pursuant to an Offering Circular, prepared in conformity with the applicable requirements of Regulation A of the Securities Act of 1933, as amended (the “1933 Act”) and applicable state law (collectively with the 1933 Act, the “Securities Laws”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), filed with the Securities and Exchange Commission (the “SEC”) and several state securities authorities (together, the “Authorities,” and with the SEC, the “Securities Regulators”) (which offering circular at the time and in the form it is declared effective by the SEC shall be referred to herein as the “Offering Circular”).
WHEREAS, the Company now plans to offer for sale up to 3,000,000 shares of either Series A and Series B Preferred Shares of the Company (“Additional Shares”).  The Company has filed a post-effective amendment to the Offering Circular (the “Amended Offering Circular”) with respect to the offer and sale of the Additional Shares (the “Amended Offering”).
WHEREAS, effective at the time of the effectiveness of the Amended Offering Circular, the Agreement shall be applicable to the Amended Offering;
WHEREAS, the Company and Arete desire to amend the Agreement so that the terms and conditions of the Agreement extend to the Amended Offering upon effectiveness.
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Definitions. Following the termination of the Original Offering, all references in the Agreement to the following defined terms shall be interpreted to include the additional meanings set forth below:
(a) “Offering Circular” shall be deemed to include the Amended Offering Circular,
(b) [reserved],
(c) “Offering” shall be deemed to include the Amended Offering, and
(d) “Shares” shall be the Series A and B Preferred Shares.
2. Effect of Amendment.  Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof. All agreements and obligations of the parties with respect to the Original Offering shall remain in full force and effect in accordance with the terms of the Agreement.
3. Defined Terms.  Defined terms used herein but not defined or modified herein shall have the meaning given to such term in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MACKENZIE REALTY CAPITAL, INC.

By:
Name:
Title:

ARETE WEALTH MANAGEMENT, LLC

By:
Name:
Title: